EXHIBIT 5.1

                        SCHNEIDER WEINBERGER & BEILLY LLP
                                Attorneys-at-Law
                    2200 Corporate Boulevard, N.W., Suite 210
                         Boca Raton, Florida 33431-7307

                                                                  Telephone
James M. Schneider, P.A.                                          (561) 362-9595
Steven I. Weinberger, P.A.                                        Facsimile
Roxanne K. Beilly, P.A.                                           (561) 362-9612

                                               April 25, 2007

Sunwin International Neutraceuticals, Inc.
6 Youpeng Road
Qufu, Shandong, China

      Re: Registration Statement on Form SB-2 (the "Registration Statement") Sunwin International Neutraceuticals, Inc. (the "Company")

Dear Sir or Madam:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration pursuant to the Company's Registration Statement on Form SB-2 of 21,246,250 shares of common stock, including (i) 10,452,500 shares which are presently outstanding, and (ii) 10,793,750 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $.65 per share (all of such shares of common stock issued or to be issued as referred to above are collectively referred to as the "Registerable Shares"), all as described in the Registration Statement.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares are to be issued; and
(e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Registerable Shares presently issued are validly issued, fully paid and non-assessable, and the balance of Registerable Shares or when issued in accordance with their terms and, upon receipt by the Company of the agreed upon consideration therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                       Sincerely,

                                       SCHNEIDER WEINBERGER & BEILLY LLP
                                       /s/ Schneider Weinberger & Beilly LLP